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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D. C.



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report:  April 11, 1995






                          MORRISON KNUDSEN CORPORATION


                          Commission File Number 1-8889





                             A Delaware corporation

                   IRS Employer Identification No. 82-0393735




                   MORRISON KNUDSEN PLAZA, PLAZA, IDAHO 83729

                                  208/386-5000

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                          MORRISON KNUDSEN CORPORATION
                          COMMISSION FILE NUMBER 1-8889


ITEM 5.  OTHER MATERIAL IMPORTANT EVENTS.

INABILITY TO TIMELY FILE ANNUAL REPORT ON FORM 10-K: The Registrant, whose fiscal year ended December 31, 1994, filed a Form 12b-25 Notification of Late Filing on March 31, 1995 with respect to the Registrant's inability to timely file its Annual Report on Form 10-K within the prescribed time period. The Registrant currently expects to file its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 on or before May 1, 1995.

The Registrant filed a Current Report on Form 8-K on March 20, 1995 to announce an increase to the previously announced preliminary-unaudited net loss for the year ended December 31, 1994 from approximately $175 million to approximately $310 million. The Registrant does not currently expect a substantial change to the preliminary-unaudited net loss of $310 million for the year ended December 31, 1994.

CHANGES IN BORROWING ARRANGEMENTS: On April 11, 1995, the Registrant and certain of its current lenders entered into a new credit agreement under which the lenders will provide secured loans of up to $110 million. The agreement includes the establishment of $50 million in new borrowing capacity and the absorption of existing $60 million accounts receivable purchase agreement in the new credit agreement. The secured loans will be used for working capital purposes. Any amounts outstanding under the secured loans are due and payable on May 31, 1995. Interest on the outstanding secured loans, equal to the Prime Rate plus three percent per annum, is payable on the last day of each month and on May 31, 1995. In connection with the new credit agreement, the Registrant received waivers from the lenders party thereto and certain other lenders of certain covenants and technical defaults under existing credit agreements.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MORRISON KNUDSEN CORPORATION



April 17, 1995                     By:  /s/ Mark E. Howland
                                      -------------------------------------
                                        Mark E. Howland
                                        Vice President and Controller